EXHIBIT 99
            The United Illuminating Company
157 Church Street - P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
Wednesday, July 9, 2008	Analyst Contact:	Susan Allen:	(203) 499-2409
	Media Contact:	Al Carbone:	(203) 499.2247
		After Hours:	(203) 499-2812

THE UNITED ILLUMINATING COMPANY FILES
NOTICE OF INTENT TO REQUEST RATE INCREASE WITH DPUC

NEW HAVEN, CT – The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (NYSE:UIL), today filed a notice of intent with the Connecticut Department of Public Utility Control (DPUC), requesting an increase to its electricity distribution rate.  If approved by the DPUC, electric bills of residential customers using 700 kilowatt-hours per month will rise by approximately $6.00 per month, subject to final rate design.
    “UI understands that all of its customers are concerned about difficult economic conditions generally and rising prices in areas other than UI’s bill for delivering electricity,” said James P. Torgerson, CEO and President of UIL Holdings Corporation, UI’s parent company.  “The Company has undertaken substantial efforts to control costs.  However, due to higher uncollectible expense, lower sales and increased required capital projects to meet our public service obligations, UI must now seek to increase rates.”
    Since May, the Company has attempted to work towards an alternative resolution with representatives of its customers that would have mitigated or eliminated impacts on customers while providing for rates that meet statutory and constitutional ratemaking principles.  On July 7, the DPUC denied a prosecutorial appointment to discuss potential settlement and closed Docket No. 05-06-04RE05.
    “We are very disappointed because a settlement would have been in the best interest of all customers and would have resulted in rates lower than what they were scheduled to be as of Jan. 1, 2009,” Torgerson said. “Since we can no longer pursue this alternative resolution, we are filing a notice of a rate increase application.”
    UI’s rate application, which it intends to file in 30 to 60 days in accordance with state regulations, will include amended rate schedules for distribution charges in 2009 and 2010.   The request will seek rates designed to produce additional revenues of approximately $33 million in 2009 and $33 million in 2010 (compared to 2009).
    The $33 million request, including $13 million in revenues previously approved by the DPUC but not being collected by the Company due to reduced kilowatt-hour sales, contains uncollectible, capital and operations & maintenance (O&M) expenses as well as an appropriate rate of return.  These additional revenues represent an increase of approximately 2.6% in 2009 over the total revenues that would be expected under the current rate schedules on a total bill basis.  For 2010, the additional revenues represent an increase of approximately 2.6% over the previous year’s revenues.

The United Illuminating Company (UI) is a New Haven-based regional distribution utility established in 1899.  UI is engaged in the purchase, transmission, distribution and sale of electricity and related services to more than 323,000 residential, commercial and industrial customers in the Greater New Haven and Bridgeport areas. UI’s World Wide Web address is www.uinet.com.  UI’s parent company, UIL Holdings Corporation, is traded on the New York Stock Exchange under the symbol UIL.

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